KAIRE HOLDINGS, INC. ANNOUNCES THE ADDITION OF TWO NEW BOARD MEMBERS

Wednesday February 21, 2007

IRVINE, CA, February 21, 2007 (MARKET WIRE via COMTEX) - Kaire Holdings, Inc (“KAIRE”) ((NASDAQ OTCBB SYMBOL “KAIH”) today announced the appointment of two new members to its Board of Directors.

The new members were appointed at the January 22, 2007 meeting of the Kaire Holdings Board.

Allen Lin has over 17 years of packaging industry and financial venture investment experiences which included successful start-ups, H & H Glass Inc., in 1989, where he is instrumental in global manufacturing outsourcing for rigid packaging material (including but not limited to glass containers) in packaging distribution solutions for North America.

Mr. Lin is currently enrolled in the Bucerius/WHU Masters program, in International Law and Business, at Hamburg, Germany. Mr. Lin also holds an MBA from Roosevelt University, Chicago, Illinois, USA (graduated with Honor). Mr. Lin has gained a lot of international exposures mainly from the tasks involved in identifying merger and acquisition candidates in the packaging distribution network and promoting his packaging business in the North American, South American and European continents. Born and raised in Taiwan, Mr. Lin is fluent in both Chinese and English.

Bill Gresher is currently the Chief Financial Officer with The Mexmil Company where he has been for the last 4 years. Prior to Mexmil, Bill held high level financial positions in several companies including the Chief Financial Officer for Distinctive Appliances, Inc. (DACOR), in Pasadena, CA, Vice President of Finance for Fadal Engineering in Chatsworth, CA., Vice President Corporate Financial Planning for Allergan Inc., Irvine, CA., Vice President Controller, Bentley Laboratories, Inc., Irvine CA, a division of Baxter International, Inc., Controller of Bell & Howell Co., Lincolnwood, IL., and several years with Arthur Andersen & Co., Chicago, IL.

Mr. Gresher has a Bachelors Degree in Accounting and an MBA from Northern Illinois University. Mr. Gresher started his career as a CPA with Arthur Andersen & Co. Next, Mr. Gresher moved to Bell & Howell for 8 years of which 4 years were spent in Tokyo, Japan where he was Plant Controller for their manufacturing operations. The next 10 years were spent with Baxter International in a variety of managerial positions including Director of Finance - Asia Pacific, Assistant Corporate Controller and Vice President Finance for Bentley Laboratories in Irvine California. At Allergan Inc., Bill held Vice President positions for the Humphrey, International and European divisions, as well a Vice President Corporate Financial Planning.

“We are honored to have these two distinguished gentlemen join the Kaire Holdings Board of Directors,” said Steven Westlund, Chairman and Chief Executive Officer. “Each brings background and experience to our Company, which will assist us as we grow in size and influence in the new direction our Company is taking,” he added.

About KAIRE

Kaire Holdings, Inc and subsidiaries until February 4, 2007, provided pharmacy services and home care medical equipment to targeted segments of the medical and health care markets and is currently changed directions to distributes Asian glass products to North America.

About H&H Glass

H&H Glass Corporation was formed in 1989 and distributes Asian glass products to North America.

Safe Harbor:

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.

FOR ADDITIONAL INFORMATION CONTACT
Allen Lin
(949) 861-3560